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                                                                    EXHIBIT 12.1

                         BOOTH CREEK SKI HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                   HISTORICAL           PRO FORMA            PRO FORMA
                                               THREE MONTHS ENDED       YEAR ENDED       THREE MONTHS ENDED
                                                JANUARY 31, 1997     OCTOBER 31, 1996     JANUARY 31, 1997
                                               ------------------    ----------------    ------------------
EARNINGS
Income (loss) before income taxes..........          $1,578              $(11,981)            $(3,336)
Fixed charges..............................           3,054                16,855               4,494
Preferred stock dividend requirement.......             (21)                 (443)                (71)
                                                    -------              --------             -------
     Total Earnings........................          $4,611              $  4,431             $ 1,087
                                                    =======              ========             =======
FIXED CHARGES
Interest (expensed or capitalized).........          $1,947              $ 14,826             $ 3,706
Portion of rent expense representative of
  interest.................................             484                   726                 502
Amortization of deferred financing fees....             602                   860                 215
Preferred stock dividend requirement.......              21                   443                  71
                                                    -------              --------             -------
     Total Fixed Charges...................          $3,054              $ 16,855             $ 4,494
                                                    =======              ========             =======
RATIO OF EARNINGS TO FIXED CHARGES.........            1.51                    --                  --
                                                    =======              ========             =======
COVERAGE DEFICIENCY........................          $   --              $(12,424)            $(3,407)
                                                    =======              ========             =======
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